Exhibit 107

Calculation of Filing Fee Tables

Form S-8

(Form Type)

EVI Industries, Inc.

(Exact name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered (1)	Proposed Maximum Offering Price Per Share (2)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common Stock, par value $0.025 per share	Rule 457(c) and (h)	500,000 shares	$18.15	$9,075,000	$0.00015310	$1,389.38
Total Offering Amounts							$1,389.38
Total Fee Offsets							-
Net Fee Due							$1,389.38

(1)	Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of the registrant’s Common Stock which may become issuable under the EVI Industries, Inc. 2015 Equity Incentive Plan, as amended, by reason of any stock dividend, stock split, recapitalization or any other similar transaction effected without receipt of consideration which results in an increase in the number of outstanding shares of the registrant’s Common Stock.

(2)	Estimated solely for purposes of calculating the registration fee based on the average of the high and low prices of the registrant’s Common Stock on the NYSE American on December 17, 2024.